Exhibit 10.2

INVASIX LTD.

THE 2008 ISRAEL OPTION PLAN

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Invasix Ltd.

2008 Israel Option Plan

1.	NAME OF THE PLAN

This plan, and the amendments to be made thereto from time to time, shall be named the 2008 Israel Option Plan of Invasix Ltd. (hereinafter: the “Plan”).

2.	SCOPE AND PURPOSEOF THE PLAN

The Plan is intended to provide an incentive to attract new employees, directors, consultants and service providers, and to retain in the service of the Company experienced and capable professionals by providing them with opportunities to purchase shares in the Company, pursuant to the Plan, which was approved by the board of directors of the Company (hereinafter: the “Board”).

This Plan shall serve as a “Master Plan” for the Company worldwide, therefore, as required, annexes may be added, which include adjustments according to the local laws of the international subsidiaries of the Company, and in order to adapt the Plan to the various circumstances where this Plan does not extend, at the discretion of the Board.

The options to be granted under this Plan shall be granted in accordance with applicable law, including the Income Tax Ordinance (New Version) – 1961, and subject to any law, regulation, order, judgment committee, circular or procedure existing and/or to be published thereafter, and/or to be amended from time to time (hereinafter jointly: the “Ordinance”).

As such, the options to be granted under this Plan may be subject to conditions that may turn the options into options that are allocated in accordance with a plan with a trustee or in accordance with any other method permitted compatible with the law. All options mentioned above shall be referred to hereinafter: the “Options”).

At any time, the Board may order the translation of the Plan into English, and turn the translation into the binding version. The translation may be done in a manner that shall preserve the meaning of the arrangements included in the Plan, even if it is not an accurate translation.

3.	ADMINISTRATION OF THE PLAN

3.1       The Board or the Options Committee to be appointed by the Board (hereinafter: the “Committee”) shall administer the Plan. Notwithstanding the above, the Board shall have residual authority if the Committee is not constituted or if such Committee shall cease to operate for any reason. The Board shall appoint the members of the Committee, and may from time to time add members to, and replace members of the Committee. In this Plan, any reference to the term “Committee” shall also mean the Board - if no Options Committee is operating at that time in the Company.

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3.2       The Committee shall select one of its members to serve as its Chairman, and shall hold its meetings at such times and places as the Chairman shall determine. The resolutions of the Committee that are adopted by the majority of Committee members present shall be valid, and written resolutions adopted by all members of the Committee shall be considered valid resolutions of the Committee. The Committee shall determine internal procedures for the conduct of its business, and shall appoint a secretary who shall document the meetings in the minutes.

3.3       The Committee shall fulfill the following tasks: (1) designate grantees to whom Options shall be granted (hereinafter: “Grantee” or “Participant”); and (2) recommend to the Board to grant Options to the Grantees. Notwithstanding the above, the Board is authorized to allot shares in respect of Options on behalf of the Company, which were granted and exercised as required. If the Articles of Association so permit, and upon the consent of the Board, the Committee may grant options and allot shares in respect thereof within the quantity reserved under the Plan and under the directives of the Board.

3.4       Subject to the terms of this Plan, the Committee shall have the full power and authority, to determine from time to time and at any time, the terms included in the Option agreements to be signed between the Company and each of the Grantees (hereinafter: the “Option Agreement”). Including (but not limited), to determine: (1) the type of option granted; (2) the date or dates and terms according to which the option shall become vested (including by way of achieving goals); (3) the duration and nature of restriction on offenses; (4) additional special conditions for a certain Grantee.

The Committee shall be authorized to: (1) interpret the Plan, to monitor and vise the administration of the Plan; (2) amend, modify or replace conditions and rules in a certain Option Agreement or in a number of Option Agreements (it shall be emphasized that such action that shall be done for one or more Grantees shall not automatically entitle the other Grantees to the same entitlement, and in the event that said action shall have a significant negative influence on the rights of the Grantee, such modification must be agreed upon by the Grantee whose rights were derogated from); (3) convert granted un-vested Options from previous plans to Options under the Plan – subject to applicable law; and (4) any other matter that is necessary, desirable or incidental to the administration of the Plan.

3.5       The Committee shall adopt from time to time rules for the implementation of the Plan in a manner that it believes to be best. No Board member or Committee member shall be liable for any action or resolution made in good faith in connection with the Plan or the grant of Options in the framework thereof.

3.6       The Board or Committee member may receive options according to the Plan during his tenure on the Committee, subject to the provisions of the Companies Law, 1999 (hereinafter: the “Companies Law”).

3.7       The meaning and interpretation given by the Committee to any terms of the Plan or to any Option granted pursuant thereto shall be final and exclusive, unless otherwise determined by the Board.

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3.8       To the extent permitted by law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any reasonable expense incurred (including attorneys’ fees) or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan of the Board / Committee member, unless said act or omission were done fraudulently or in bad faith. Such indemnification shall be in addition to any rights of indemnification the member may have, if any, as a Board or Committee member by virtue of him being a Board member under the Company's articles of association, agreement, resolutions or any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	DESIGNATION OF GRANTEES

4.1       Subject to the limitations and restrictions set forth in applicable law, Options may be granted to: office holder, employee in a key position, other employee of the Company, Board member, consultant or service provider of the Company, provided that: (1) the employees who are taxed under the laws of the State of Israel are granted Options only in accordance with Section 102 of the Ordinance; (2) the controlling shareholders, as such term is defined in the Ordinance, consultants and service providers who are taxed under the laws of the State of Israel are granted Options only under Section 3(i) of the Ordinance.

4.2       The grant of an Option hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in any other grant of Options pursuant to this Plan or any incentive or any other plan of the Company or its affiliates..

4.3       Notwithstanding the foregoing in this Plan, the grant of options to office holders (as defined in the Companies Law) shall be approved in the manner prescribed by the Companies Law.

4.4       The Company chose, as its first choice, to apply the capital gains track with a trustee to all Grantees who are taxed under Israeli law and are eligible to be included in this Plan as part of the capital gains track. The Board may decide to modify the track to an ordinary income track in accordance with the provisions of the Ordinance.

5.	TRUST AND ADDITIONAL TERMS UNDER SECTION 102 OF THE ORDINANCE

5.1       Any Option to be granted in the framework of a track with a trustee and/or shares of the Company to be allotted following the exercise of Options under a trustee shall be held by a trustee to be appointed by the Board (hereinafter: the “Trustee”) in accordance with the terms set forth in the Ordinance, in accordance with the Trust Agreement, a copy of which is attached hereto and constitutes an integral part of this Plan, and in accordance with the provisions of the Company, to be given from time to time. Each Grantee hereby consents to the terms of the trust agreement, which includes an indemnification clause and waiver of the Grantee.

5.2       The Grantee’s signature on the Option agreement constitutes consent on behalf of the Grantee to release the Trustee from any liability in respect of any action or decision taken and executed in good faith in relation with the Plan, or any Option or Share granted to the Grantees. It is hereby clarified that the Trustee serves as a Trustee for the payment of tax and execution of the relevant sections of the Ordinance, and he does not serve as the Trustee of the Grantee or the Company, with the exception as stated explicitly in the Trust Agreement.

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5.3       The Trustee may resign and the Company may terminate the appointment of the Trustee at any time, subject to the provision of advance notice as required in the Trust Agreement. The Company may, at its discretion, determine the identity of the new Trustee.

5.4       Without derogating from the aforesaid, the following restrictions shall apply:

5.4.1	In accordance with the provisions of Section 102 of the Ordinance, Options in a Trustee track shall be issued to the Trustee, and held in trust for the benefit of the Grantees for such period of time to commence on the date of deposit of the Options in trust, and shall end, at the earliest, upon the completion of the Holding Period, as defined in the Ordinance (the “Restricted Period”). During the Restricted Period, the Options and/or shares, as the case may be, shall not be exercised, transferred or be subject to an attachment, unless and to the extent permitted by the Ordinance.

5.4.2	Following the lapse of the Restricted Period, the Trustee shall release the Options to the Grantee at the Grantee’s request, only after, to the Trustee’s satisfaction, all requirements of the Tax Authorities were satisfied in accordance with the Ordinance (including payment of the required tax).

5.4.3	During the Restricted Period, all rights received from the Options / shares, including bonus shares, shall be deposited with the Trustee for the duration of the Holding Period, and the capital gains track and the provisions of Section 102 of the Ordinance shall apply to said benefits.

5.4.4	If a Grantee ceases to be employed by the Company before exercising all of the Options that he may exercise, and before selling all of his shares, the Grantee shall provide a security or guarantee in favor of the Company, to its satisfaction, which shall ensure timely tax payment.

6.	SCOPE OF THE PLAN

At first, the Company reserves from the registered unpaid capital of the Company 90,000 ordinary shares, par value 0.01 NIS per share of the Company (hereinafter: the “Shares”) for the Plan, subject to adjustments, if any, as stated in Section 11 below. The Board may increase this initial amount from time to time. As long as the Plan is in effect, any Share reserved for this Plan, for which the Option expired for any reason or ended without being exercised, shall become available for grant again in accordance with this Plan.

7.	GRANT OF OPTIONS

7.1       The Committee, at its discretion, may grant Options for the purchase of shares of the Company under the Plan. Options can be granted under the Plan throughout the duration of the Plan specified in Section 13 below. The grant date of each Option shall be the date determined by the Committee on the date of its decision to grant.

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7.2       The grant of Options under the Plan shall be evidence by a written Option Agreement. The Option Agreement shall determine, inter alia, whether the Options granted are Options under the Trustee track, the number of Options granted, the vesting dates (subject to Section 9.1), the exercise price and other terms and conditions which the Committee shall prescribe, at its discretion.

8.	EXERCISE PRICE

The exercise price of each Share shall be determined by the Committee, subject to any guidelines as may be determined by the Board from time to time, as long as the exercise price is not less that the par value of the Shares. Each Option Agreement will contain the Exercise Price determined for each Grantee. Each Option granted shall entitle the Grantee the right to purchase one share in exchange of the exercise price and subject to the terms of the Plan, the Options Agreement, the Trust Agreement (if relevant) and the law, including the tax laws.

9.	TERM AND EXERCISE OF THE OPTIONS

9.1       Vested Options may be exercised provided that in no case shall the Option be exercised after the lapse of 7 years from the date it was granted, unless a different term (longer or shorter) was explicitly determined in the terms of the Option Agreement and subject to the shortening thereof in accordance with the provisions of Section 10 below (hereinafter: the “Exercise Period”).

The vesting schedule as appears in the grant notice shall be extended in case of unpaid leave for the duration of the leave.

9.2       A vested Option, or any part thereof, shall be exercisable upon the signature of the Grantee on the Exercise Notice and its delivery to the Company (and to the Trustee when the Options are under a Trustee) at its principal office. The format of the Exercise Notice and its content shall be determined by the Committee from time to time. The Exercise Notice shall be accompanied by payment of the exercise price, in accordance with the Ordinance.

9.3       Notwithstanding the content of this Plan, if any Option or any part thereof is not exercised and the Shares included therein are not paid for during the Exercise Period, these Options and the right to purchase the Shares under these Options and any right of the Grantee in respect of the Option shall expire. If the Company created an actual trust of Shares for said Options, such trust shall expire, and the Trustee shall maintain these Shares for the Company until the Company informs him of the creation of a new trust for the other Grantee(s).

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9.4       Payment for Shares shall be made for an entire Share amount, without the right to purchase fractions of Shares; the payment shall be made in cash or by a cashier’s check or in any other of payment as may be customary in the Company, and shall be accompanied by the Exercise Notice.

9.5       Before exercising the Shares, the Grantees shall not have rights of shareholders in the Company in connection with the Options granted. Furthermore, the Grantees shall not be considered a class of shareholders or creditors of the Company for purposes of the Company’s activities according to the Companies Law, inter alia, in connection with Sections 350 and 351 of the Companies Law.

10.	TERMINATION OF EMPLOYMENT

10.1       In the event the employee’s employment with the Company is terminated, or in the event that consulting services / services provided by a consultant to the Company shall be terminated (hereinafter, jointly: “Termination of Employment”), all Options granted to a Grantee which are vested on the Termination of Employment date may be exercised within a period of up to 6 months following the Termination of Employment date (or within another period to be determined by the Committee (the “Extension Period”), provided that it shall not be later than the Exercise Period determined by this Plan or the Option Agreement (if another date was determined). If, on the Employment Termination date, not all Options are vested or in the event that the vested Options are not exercised during the Exercise Period and the Extension Period – these Options shall expire, and the Shares reserved in favor of these Options shall be returned to the total unallocated amount reserved for future grants under the Plan, and the Grantee shall have no right in respect thereof.

10.2       Termination of Employment for Cause. Despite the aforementioned, in the event that a Grantee is terminated from his employment in the Company “for cause” as defined below, all Options not yet exercised by the Grantee (whether vested or unvested) shall expire immediately, unless the Committee determines otherwise, and the Shares reserved in favor of these Options shall be returned to the total unallocated amount reserved for future grants under the Plan, and the Grantee shall have no right in respect thereof.

“For Cause” for purposes of this Plan: (1) a conviction for any offense with which there is moral turpitude or an offense that is harmful to the Company; (2) refusal to follow a reasonable instruction of the CEO or of the Board, which is related to the Company’s business, provided that it could be followed legally; (3) embezzlement of the Company's funds or assets; (4) material breach of the Grantee’s duty of loyalty or care towards the Company, including breach of the duty of confidentiality, prohibition of competition and non-use; (5) material breach of the terms of the employment agreement and/or the terms of this Agreement, which have not been corrected within 15 days of receipt of written notice; (6) in liquidation, receivership and/or termination of a Grantee which is an incorporated entity.

10.3       Retirement. Without derogating from the aforementioned in Section 10.2 above, if a Grantee retires, the Committee may, at its discretion, allow a Grantee to continue enjoying his rights under the Plan for a period as prescribed by the same terms and conditions which the Committee shall determine, at its discretion. The aforementioned in this Section shall not apply to a Grantee which is an incorporated entity (not a human).

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10.4       Termination of Employment as a result of Death or Disability of the Grantee. In the event of the Grantee’s termination of employment with the Company as a result of death or disability (as defined below), any vested Options available to the Grantee on the employment termination date may be exercised by the Grantee, the Grantee’s guardian, estate or any individual that has the right to exercise the Option by virtue of an inheritance or an estate within a period of twelve (12) months after the date of such termination (or another period which the Committee shall determine in the Option Agreement), however, in any case, no later than the lapse of the Exercise Period, as set forth in the Option Agreement. If, on the termination date, the Options are not vested, the Shares reserved in favor of these Options shall be returned to the total unallocated amount reserved for future grants under the Plan. If the vested Options are not exercised on the dates stated herein, the Options shall expire and the Shares reserved in favor of these Options shall be returned to the total unallocated amount reserved for future grants under the Plan, and the Grantee, his survivors and heirs shall have no right in respect thereof.

For the purpose stated above, the term “disability” means complete and permanent inability due to illness or injury, preventing or expected to prevent the Grantee from performing tasks required of the position in which he was employed on the eve of the onset of the disability, as determined by the Committee, based on medical evidence acceptable to the Committee. Section 10.4 does not apply to Grantees who are incorporated entities (i.e. not humans).

10.5       Forfeiture of Options following Termination of Employment. Regardless of the reason for the Termination of Employment, if at any period following the Termination of Employment during which the Grantee may still exercise options, the Grantee breaches the duty of confidentiality, prohibition of competition with the Company, prohibition of solicitation of employees, suppliers or customers of the Company, prohibition of use of the intellectual property of the Company

The reason of termination notwithstanding, if during the period after the Termination of Employment during which the Grantee may still exercise Options, the Grantee breaches the duty of confidentiality, non-competition, non-solicitation of employees, suppliers and customers of the Company, non-use of intellectual property of the Company, or fails to sign documents transferring knowledge in favor of the Company – binding the Grantee, the Company shall have the right to effect a forfeiture of all of the Grantee’s Options and the Shares reserved in favor of such Options shall revert to the Plan.

10.6       Continuity of Rights. For the purpose of Section 10, transfer of the Grantee from performing his position for the Company to a company associated with the Company (and vice versa), and the transfer from status of a consultant or contractor to an employee (and vice versa), shall not be considered Termination of Employment, to the extent permitted by law.

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11.	ADJUSTMENTS

Upon the occurrence of any of the following described events, a Grantee's rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

11.1       In the event that the ordinary Shares of the Company are split into or consolidated with a larger or smaller number of Shares, as applicable, or that the ordinary Shares of the Company are replaced with other securities of the Company, then during the exercise of the Options, a Grantee shall be entitled to purchase a number of ordinary Shares or an amount of other securities of the Company which replaced the ordinary Shares, equal to the number the Grantee was entitled to purchase on the eve of the split, consolidation, replacement or other adjustment, in addition to the adjustment made for that amount.

11.2       In the event that the Company merges with or into another corporation, in the framework of which the Company is liquidated, or that all or most of its assets or shares are sold (hereinafter: the “Transaction”), and at that time there are Options within the Plan that have not yet been exercised, the Company shall try to ensure that these Options are replaced with parallel Options of the purchasing company, and their amount, exercise price, etc. shall be determined accordingly. The type of Shares which may be purchased from the exercise of the new Options shall be the same type which the holders of Ordinary Shares of the Company received in exchange for their Shares.

If the new entity refuses to replace said Options, the Exercise Period shall be shortened to the Determining Date (as determined by the Committee) prior to the completion of the Transaction. If the Options are not replaced, as stated above, partial acceleration of the unvested Options shall apply, in a manner in which the number of vested Options, divided by the overall number of Options granted, multiplied by the number of unvested Options, shall be accelerated and shall become vested Options. Numerical examples are as follows:

Example	No. of Granted Options	No. of Vested Options	No. of Unvested Options	Calculation	Total amount of Vested Options
1.	400	100	300	100 + (300 x 100/400)	175
2.	400	200	200	200 + (200 x 200/400)	300
3.	400	300	100	300 + (100 x 300/400)	375

The conditions that shall apply to the vested Options by virtue of the acceleration shall be identical to the Options already granted, and the provisions of Section 11.2 shall apply thereto, and if they are not exercised as stated, they shall expire together with the remaining vested Options.

Without derogating from the aforesaid, the Committee, at its exclusive discretion, may include in certain Option Agreements different provisions regarding acceleration of the Vesting Period regarding unvested Options in the event of a Transaction, as stated above, or upon the occurrence of other events.

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Options which have not been exercised by the Determining Date shall expire.

The abovementioned conditions are subject to the actual completion of the Transaction. If the Transaction is not completed, any action taken in accordance with sub-Section 11.2 shall be canceled until the situation is restored.

11.3       If the Company issues Ordinary Shares or other securities of the Company as bonus shares which the holders of Ordinary Shares of the Company are entitled to, then on the date the Grantee exercises Options, if he so chooses, he shall also be entitled to receive that amount of bonus shares that he would have received had he held the same amount of Shares he now wishes to purchase, on the eve of the distribution of the bonus shares.

11.4       The Committee shall determine the specific adjustments to be made in the framework of Section 11, and its resolution shall be decisive and final. The Committee’s resolution may be different from one Grantee to another, with the exception of its resolutions regarding the adjustments determined in Sections 11.1 and 11.3, which shall be implemented in the same manner for all appropriate Grantees.

12.	ASSIGNMENT AND SALE OF OPTIONS

12.1       Options that are exercised by virtue of this Plan shall not be assignable unless in accordance with applicable law and the Company’s Articles of Association.

12.2       The Options shall not be sold, pledged, assigned or transferred in any other way, except by way of inheritance or according to a will. As long as the Grantee is alive, only the Grantee may exercise the Options. These limitations of assignment apply also to direct transfer or by way of change of control of incorporated entities, unless said transfer is approved the Committee in advance and in writing – at the Committee’s sole discretion. The terms of the Plan and the Option Agreement shall apply and bind the guardians, heirs and transferees of the Grantee.

13.	DURATION OF THE PLAN AND AMENDMENTS THERETO

13.1       The Plan shall expire 10 years after its approval by the Board.

13.2       The Board may, at any time and from time to time, terminate or amend the Plan in any manner, provided that the Company shall not alter or impair material rights granted to the Grantee, without the consent of the Grantee.

14.	CONTINUANCE OF EMPLOYMENT

Neither the Plan nor the Option Agreement with the Grantee shall impose any obligation on the Company or an Affiliate thereof, to continue to employ any employee or to continue to receive services provided from the Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue to be employed or provide services to the Company, and shall not restrict the right of the Company to terminate such engagement with said employee or service provider or consultant at any time, with or without cause.

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15.	APPLICABLE LAW

The Plan and all accompanying documents thereof or related thereto shall be governed by and construed in accordance with the laws of the State of Israel.

16.	TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Option, the payment for Shares covered or the sale or transfer of Shares or any other act or event related thereto (whether by the Grantee or by the Company or the Trustee), shall be borne solely by the Grantee. The Company and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes. Furthermore, the Grantee agrees to compensate and indemnify the Company and/or the Trustee and/or the shareholders of the Company and/or the Board members and/or the office holders and hold them harmless against and from any and all liability for any such tax or interest, including without limitation, liabilities relating to the necessity to withhold any such tax from any payment made to the Grantee. Except as otherwise determined by law, the Company shall not be obliged to accept the exercise of any Option by or on behalf of a Grantee until the tax consequences (if any) created as a result of the exercise of the Options and/or sale of the Shares and/or any related action shall be resolved in a manner reasonably acceptable to the Company (and to the Trustee – if the Shares are in a trust track).

17.	MULTIPLE AGREEMENTS

The terms set forth in each Option and in each Option Agreement may differ from one another, even if the Options or Option Agreements were signed at the same time or at any other time. The Committee may also grant more than one Option to a given Grantee during the term of the Plan, in addition to one or more Options previously granted to that Grantee. Granting of a number of Options shall be accompanied by one notice per Grantee or by a number of notices per Grantee, as determined by the Committee.

18.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previous incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements, including the granting of Options not under the Plan, and such arrangement may be applicable generally or only in specific cases.

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